Exhibit 99.11

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OR ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES OR ANY OTHER COUNTRY AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OF REGULATION S UNDER THE SECURITIES ACT.

Shining Prospect Pte. Ltd., a Singapore private limited company, which has elected to be treated as a partnership for U.S. federal income tax purposes (together with any permitted successors or assigns, the “Company”), for value received, hereby promises to pay to the order of Alcoa, Inc. (“Aries”), a Pennsylvania corporation (Aries, its successors or permitted assigns, as applicable, the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of up to ONE BILLION TWO HUNDRED MILLION DOLLARS (US$1,200,000,000.00) on February 1, 2011 (such date, the “Maturity Date”), or such lesser amount which shall remain owing hereunder taking into account any reset pursuant to this paragraph, repurchase pursuant to Article 3 below, and/or conversion pursuant to Section 7 below; and to pay interest as set forth herein on the unpaid principal amount hereof until such principal amount shall be paid in full.  This Convertible Senior Secured Note (as amended, replaced or otherwise modified, in each case from time to time and whether in whole or in part, this “Note”) evidences the unpaid principal amount hereof together with all accrued and unpaid interest thereon.

The Company shall, immediately upon receipt of the proceeds from the issuance of this Note, deposit such proceeds into the Cash Collateral Account (as defined below).  The Company shall use the proceeds from the Cash Collateral Account solely for the purpose of acquiring shares of Rio Tinto plc (“Scorpio North”).  All shares of Scorpio North purchased with such funds shall be deposited into a segregated securities account of the Company established for this purpose, and all distributions in respect of such shares shall similarly be deposited into such securities account.  The Company shall grant an account charge and a share charge in the form attached as Exhibit A (the “Charges” and together with each of the security agreements, hypothecs and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.08, the “Security Documents”) to the Holder to secure the Company’s obligations under this Note.

Notwithstanding the foregoing, in the event that within 30 calendar days following the date hereof the Company shall not acquire shares of Scorpio North representing at least 14.9% of the outstanding Scorpio North shares (the “Threshold Amount”) (or earlier upon the Board of Directors of the Company having determined not to acquire such Threshold Amount), then the unpaid principal amount shall be reset to be a percentage of the originally funded principal amount, equal to the ratio between the percentage of the outstanding Scorpio North shares acquired by the Company and 14.9% and the Company shall promptly refund the difference to the Holder.

If it is reasonably necessary in connection with Cancer obtaining third-party financing in connection with the transactions contemplated hereby, the Holder agrees to reasonably cooperate with the Company to make such changes to this Note and the related security arrangements to establish a two tier structure whereby the Note would be transferred to and become the obligation of a direct wholly owning parent of the Company; provided, that the Holder shall be reasonably satisfied that such modified arrangement and the security provided thereby shall not be disadvantageous to the Holder in any material respect, and that such arrangement shall in any event continue to afford the Holder a Lien (direct or indirect) of equal security over the same collateral contemplated hereby.

This Note is issued to the Holder in accordance with and subject to the following terms and conditions:

ARTICLE 1.

DEFINITIONS

Section 1.01           Definitions.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated to close.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cancer” means Aluminum Corporation of China.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Cash Collateral Account” means a deposit account held by the Company at a financial institution reasonably acceptable to the Holder into which the Company shall deposit the proceeds of this Note, and which shall be pledge to secured the Company’s obligations to the Holder under this Note.

“City Code” means the UK Takeover Code.

“Common Stock” means the capital stock of the Company.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Holder” means the party named as such in the first paragraph of this Note or any successor or permitted transferee.

“Indebtedness” means of any Person at any date, without duplication, all indebtedness of such Person (other than current trade liabilities and indemnification obligations incurred in the ordinary course of business), whether or not reflected or required to be reflected on the balance sheet of such Person, and all guarantees of any such indebtedness of any other Person by such Person.

“Initial Holding Period” means the period ending six months from the date hereof.

“Interest Payment Date” means each August 1 and February 1 of each year, commencing on August 1, 2008.

“Issue Date” means the date on which this Note is originally issued.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Pledged Securities” means any and all cash contributed or advanced to the Company in respect of the proceeds received by the Company from the issuance of this Note, and a number of Scorpio North shares (and other assets and property) held by the Company from time to time that bears the same relation to the total number of Scorpio North shares (and other assets and property) held by the Company as does the dollar amount of the Holder’s total debt and equity investment and loans to the Company to the dollar amount of all debt and equity investment and loans to the Company, including the aggregate amount of debt financing provided to the Company or its holding company by any third-party but only to the extent that the proceeds of such third-party debt financing has actually been used to purchase Scorpio North shares (the “Equivalent Scorpio North Shares and Other Property”).

“Scorpio” means Scorpio North and Scorpio South.

Section 1.02           Rules of Construction.  Unless the context otherwise requires or except as otherwise expressly provided, a term has the meaning assigned to it; an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP; “herein,” “hereof” and other words of similar import refer to this Note as a whole and not to any particular Section, Article or other subdivision; all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Note unless otherwise indicated; references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations); in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Company may classify such transaction as it, in its sole discretion, determines; “or” is not exclusive; “including” means including, without limitation; and words in the singular include the plural, and words in the plural include the singular.

Section 1.03  MOU; Further Documentation.  The parties hereto acknowledge and agree that they have a common understanding regarding the subject matters set forth herein and in that certain Memorandum of Understanding, dated January 30, 2008, between Cancer and Aries (the “Memorandum”).  The Company and the Holder further agree to use best efforts to cooperate in good faith to amend this Note (including, if necessary, more extensive documentation) at any time and from time to time to reflect the parties’ common understanding and intentions with respect to the subject matters set forth herein and in the Memorandum and in respect of the wider financing arrangements for the acquisition of shares of Scorpio North; provided that this agreement to cooperate in good faith shall not affect the binding nature of this Note.  In furtherance of the terms set forth in this Note and the Memorandum, each of the Company and the Holder shall, and shall cause their respective affiliates to, execute those instruments and take any action as may reasonably required or desirable to implement the parties’ common understanding and intentions with respect to the subject matters set forth herein and in the Memorandum.

ARTICLE 2.

PAYMENT OF PRINCIPAL AND INTEREST

The Company promises to pay the unpaid principal of this Note on the Maturity Date.

The Company promises to pay interest on the unpaid principal amount of this Note, in arrears, on each Interest Payment Date at a rate equal to the average cost of capital of all third-party financing of the Company.  Interest on this Note will accrue from the most recent date to which interest has been paid on this Note or the Note surrendered in exchange for this Note or, if no interest has been paid, from the Issue Date.  Interest will be computed in the basis of a 360-day year of twelve 30-day months.

All payments of principal and interest with respect to this Note shall be made on the due date thereof no later than 10:00 a.m. (New York City time) in Cash in same-day funds by wire transfer (without any counterclaim, offset or deduction whatsoever and free and clear of, and without withholding or deduction for or on account of, any present or future taxes, levies, imposts, duties, charges or fees of any nature) to an account specified by the Holder in writing to the Company not later than one Business Day prior to such due date.  Any payment received by the Holder after 10:00 a.m. (New York City time), on any day, will be deemed to have been received on the next following Business Day.

All payments hereunder received by the Holder shall be applied first to the payment of accrued and unpaid interest hereunder and only thereafter to the outstanding principal balance of this Note.

Subject to (i) the Holder’s rights with respect to an Event of Default and (ii) the conversion of this Note pursuant to Section 7, no portion of the outstanding principal amount of this Note may be prepaid prior to the Maturity Date without the consent of the Holder.

The Holder shall contribute to the Company the amount necessary for the Company to make interest payments required hereunder.

ARTICLE 3.

PURCHASES

Section 3.01           Repurchase At the Option of the Holder.

(a)         At any time after the Initial Holding Period or upon any winding up or liquidation or similar event with respect to the Company (a “Repurchase Event”), the Holder shall have the right, at such Holder’s option (and prior to giving effect to any such winding up or liquidation or similar event), to require the Company to elect one of the following two options:

(i)            subject to applicable laws, to distribute in kind, in exchange for cancellation of this Note and any equity interests into which it may have been converted, in whole or in part, to the Holder the Equivalent Scorpio North Shares and Other Property; or

(ii)           to purchase the Holder’s debt and equity interest in the Company at a price equal to the then current market value of the Equivalent Scorpio North Shares and Other Property.

Upon the Holder providing written notice to the Company, the Company shall make an election between (i) and (ii) in writing within 15 calendar days and the transaction shall be completed within 30 calendar days thereafter.

The Holder and the Company undertakes to make any required public disclosure in relation to any transfer of interests in the Equivalent Scorpio North Shares and Other Property arising out of any transaction pursuant to this Article 3.  The Company and the Holder will provide each other with any reasonable information required by the other to enable them to satisfy any disclosure requirements in respect of such transactions.

ARTICLE 4.

COVENANTS

Section 4.01           Existence.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the material rights and franchises of the Company, except in the case of such rights and franchises, where the failure to do so would not have a material adverse effect on the business of the Company, or the Company has otherwise determined that it is not in the best interest of the Company to do so; and provided further that this Section does not prohibit any transaction otherwise permitted by Article 4.

Section 4.02           Reports to Holder.

(a)         The Company will deliver to the Holder within 120 calendar days after the end of each fiscal year a certificate from the principal executive, financial or accounting officer of the Company stating that the officer has conducted or supervised a review of the activities of the Company and their performance under this Note and that, based upon such review, the Company has fulfilled its obligations hereunder or, if there has been a Default, specifying the Default and its nature and status.

(b)        The Company will deliver to the Holder, as soon as possible and in any event within 10 calendar days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, a notice setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

(c)        The Company will deliver to Holder, as soon as possible after requested, such further information and reports (including financial reports) as the Holder may request.

Section 4.03           Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Company (in each case, to the extent that it may lawfully do so) hereby covenants that it will not, by resort to any such law to the extent it would hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.04           Liens.  The Company shall not incur, create, assume or allow to exist any lien of any nature upon or with respect to any of the Pledged Securities, except for liens in favor of the Holder created pursuant hereto.

Section 4.05           Indebtedness.  The Company shall not incur, create, assume or allow to exist any Indebtedness other than the Indebtedness in respect of this Note, and Indebtedness owing to Cancer or third parties in an amount not to exceed 75% of an amount equal to (x) the value of the total of cash on hand and shares of Scorpio North (measured at the time of acquisition of such shares) minus (y) cash contributed by the Holder and shares of Scorpio North acquired with the proceeds of funds contributed by the Holder.

Section 4.06           Dividends.  The Company shall not make any dividend or distribution in cash, or other property or assets,  and shall not buy, repurchase, redeem or otherwise acquire or terminate for value any equity interests, in each case except as expressly permitted herein.

Section 4.07           Capital Stock.  The Company will not issue any class of Capital Stock other than the Common Stock or reclassify, split, retire or combine any of the Common Stock.

Section 4.08           Security Interests; Further Assurances.  The Company hereby pledges and assigns to the Holder, and hereby grants to the Holder, to secure the principal, interest and other obligations of the Company to the Holder under or in respect of this Note (whether or not allowed in a bankruptcy or similar proceeding), a Lien in of all of the Company’s right, title and interest in and to (a) the Pledged Securities (and all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of Scorpio North from time to time acquired by the Company in any manner (which shares shall be deemed to be part of the Pledged Securities)) and the certificates representing the Pledged Securities, and any interest or securities entitlement of the Company in the entries on the books of any financial or securities intermediary pertaining to the Pledged Securities, (b) the Cash Collateral Account, and (c) all property or other proceeds received or otherwise distributed in respect of or in exchange for any or al of the collateral referred to in clause (a) and (b) (the “Collateral”).  The

Company will execute and deliver any documents, agreements and instruments and deliver any certificated securities and financing statements, and take all further action that may be required under applicable law, or that the Holder may reasonably request, so that the Holder has a perfected security interest in the Collateral to the extent, and with the priority, required hereunder and otherwise in order to effectuate the transactions contemplated hereby and in order to grant, preserve, protect and perfect the validity and priority of the Liens created or intended to be created hereby.

Section 4.09           Holding Company.  The Company will not engage in any business or activity, other than the ownership of Scorpio North shares and activities incidental thereto and other activities and agreements typical of a holding company that does not itself have any business or operations, and will not own or acquire any assets, other than Scorpio North shares , cash and similar short-term liquid investments and rights and agreements entered into in accordance with the foregoing.  The Company, without the consent of the Holder, may not consolidate, amalgamate, or merge with or into any Person, or sell, convey, transfer or otherwise dispose of any of the Pledged Securities or any other material asset.  The Company shall not engage in any transaction with Cancer or any affiliate of Cancer.

Section 4.10           Purchases of Additional Scorpio North Shares.  The Company may purchase additional shares of Scorpio North above the Threshold Amount, provided that the Company has first given the Holder written notice at least five Business Days prior to any such purchase of its intent to make such purchase (which the Holder agrees to treat confidentially) and, if the Holder elects in writing to participate in the funding of such purchase by contributing a pro rata portion of the cost of such additional shares (equal to the ratio of the dollar amount of the Holder’s total debt and equity investment and loans to the Company to the dollar amount of the Holder’s and Cancer’s total debt and equity investment and loans to the Company), then, upon such participation and funding by the Holder, at the election of the Holder, the outstanding principal amount of this note and/or the number of shares of the Company owned by the Holder shall be increased ).  Neither the Holder nor Cancer nor any of their affiliates shall directly or indirectly acquire any shares of Scorpio North or shares of Rio Tinto Limited (“Scorpio South”) or any interest in any such shares other than as contemplated hereby through the Company, nor shall the Holder or Cancer or any of their affiliates otherwise take any action that would impose any obligation upon either of them or any of their affiliates to make any offer for any additional shares of Scorpio North or Scorpio South or with respect to any extraordinary transaction involving Scorpio North or Scorpio South.

ARTICLE 5.

DEFAULT AND REMEDIES

Section 5.01          Events of Default.  An “Event of Default” occurs with respect to this Note if:

(a)         the Company defaults in the payment of the outstanding principal of this Note when the same becomes due and payable on the Maturity Date, upon acceleration, or otherwise;

(b)        the Company defaults in the payment of interest on this Note when the same becomes due and payable, and the default continues for a period of 30 calendar days (unless the cause of such default in the payment of interest shall be the failure of the Holder, as contemplated hereby, to contribute to the Company the amount necessary for the Company to make interest payments required hereunder);

(c)         the Company fails to deliver all cash and any shares of Common Stock when such cash and Common Stock, if any, are required to be delivered upon conversion of this Note;

(d)        the Company fails to comply with any other covenant or agreement of the Company in this Note and the default or breach continues for a period of 60 consecutive calendar days after receipt of written notice to the Company by the Holder;

(e)         (i) the failure by the Company to make any payment by the end of any applicable grace period after maturity of any principal and/or accrued interest with respect to Indebtedness, where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of US$5 million, or (ii) there is an acceleration of any principal and/or accrued interest with respect to Indebtedness where the amount of such accelerated principal and interest is in an amount in excess of US$5 million because of a default with respect to such Indebtedness;

(f)         the failure by the Company to pay any judgment in excess of US$5 million which judgments are not paid, discharged or stayed for a period of 30 consecutive calendar days;

(g)        any security interest purported to be created hereby or under any Security Document shall cease to be, or shall be asserted in writing by the Company not to be, a valid and perfected security interest (perfected as or having the priority required by this Note) in the securities, assets or properties covered thereby, or the Company shall fail to comply with any covenant or agreement herein or in such Security Document, or any representation or warranty contained in any Security Document shall prove to be false in any material respect;

(h)        the Company, pursuant to or under or within the meaning of any bankruptcy or similar insolvency or reorganization law, (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it; (iii) consents to the appointment of any receiver, trustee, assignee, liquidator, custodian or similar official of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or (vi) consents to the filing of such petition or the appointment of or taking possession by any receiver, trustee, assignee, liquidator, custodian or similar official;

(i)          a court of competent jurisdiction enters an order or decree under any bankruptcy or similar insolvency or reorganization law that (i) is for relief against the Company in an involuntary case or proceeding, or adjudicates the Company insolvent or bankrupt; (ii) appoints any receiver, trustee, assignee, liquidator, custodian or similar official of the

Company or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Company, and the order or decree remains unstayed and in effect for 60 calendar days (an event of default specified in clause (h) or (i) a “Bankruptcy Default”); or

(j)          any Capital Stock of the Company held by Cancer or any affiliate of Cancer shall be directly or indirectly transferred to any entity other than as contemplated hereby or issued to any entity other than as contemplated hereby.

(k)         Cancer shall fail to contribute to the Company an amount necessary for the Company to make interest payments when due on all Indebtedness other than Indebtedness owing to the Holder.

Section 5.02           Acceleration.  If an Event of Default, other than a Bankruptcy Default, occurs and is continuing under this Note, the Holder, by written notice to the Company, may declare the outstanding principal of and accrued interest on this Note to be immediately due and payable.  Upon a declaration of acceleration, such unpaid principal and interest will become immediately due and payable.  If a Bankruptcy Default occurs, the principal of and accrued interest on this Note then outstanding will become immediately due and payable without any declaration or other act on the part of the Holder.

Section 5.03           Rights and Remedies Cumulative.  No right or remedy conferred or reserved to the Holder under this Note is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 5.04           Delay or Omission Not Waiver.  No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder, as the case may be.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

Section 6.01          Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder that:

(a)        it has all corporate or, if applicable, other entity power and authority to execute, deliver and perform this Note and the covenants set out herein;

(b)        the execution, delivery and performance of this Note and the covenants set out herein have been duly and validly authorized and approved by all necessary corporate or, if applicable, other entity action of the Company, and no other proceedings or actions are necessary therefor;

(c)         this Note has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity;

(d)        assuming the accuracy of the representations and warranties of the Holder and Cancer, the execution, delivery and performance of this Note and the covenants set out herein do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority by the Company or its affiliate;

(e)         the execution, delivery and performance of this Note and the covenants set out herein do not and will not (i) violate any organizational documents of the Company or its affiliate, (ii) violate any law or judgment, order or decree of any governmental authority applicable to the Company or its affiliate, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Company or its affiliate is a party;

(f)         the pledge of the Collateral pursuant to this Note and the Security Documents creates a valid and perfected first priority Lien in the Collateral, securing the payment of the obligations of the Company to the Holder under or in respect of this Note.

(g)        neither it nor its affiliate nor any person with whom it could be regarded as acting in concert (within the meaning of the City Code) has any interest in securities (as defined in the City Code) in Scorpio North or Scorpio South shares or has any interest in any derivatives, futures, forwards, options, swaps or related instruments that are based on Scorpio North or Scorpio South shares (other than, if applicable, through the Company) (“Interests”);

(h)        if it becomes aware of an Interest or comes into concert with another person (other than the Company or another party to this agreement) after the date of this agreement and prior to the termination of this agreement, it shall notify each other party and, in the event that an obligation of disclosure arises for any party as a result, then the parties shall work cooperatively to make the required disclosure; and

(i)          it is not entering into this agreement with a view toward profiting from the knowledge that an offer to acquire control of Scorpio North or Scorpio South may arise in the future.

Section 6.02          Representations and Warranties of the Holder.  The Holder hereby represents and warrants to the Company that:

(a)         it has all corporate or, if applicable, other entity power and authority to execute, deliver and perform this Note and the provisions set out herein;

(b)        the execution, delivery and performance of this Note and the provisions set out herein have been duly and validly authorized and approved by all necessary corporate or, if applicable, other entity action of the Holder, and no other proceedings or actions are necessary therefor;

(c)         this Note has been duly and validly executed and delivered by the Holder and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity;

(d)        assuming the accuracy of the representations and warranties of the Company and Cancer, the execution, delivery and performance of this Note and the provisions set out herein do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority by the Holder or its affiliates, except such filings as may be required under the securities and takeover laws of the United Kingdom, Australia and/or the United States;

(e)         the execution, delivery and performance of this Note and the provisions set out herein do not and will not (i) violate any organizational documents of the Holder or its affiliates, (ii) violate any law or judgment, order or decree of any governmental authority applicable to the Holder or its affiliates, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Holder or its affiliates is a party;

(f)         neither the Holder nor its affiliates nor any person with whom it could be regarded as acting in concert (within the meaning of the City Code) has any interest in securities (as defined in the City Code) in any Interests;

(g)        if it becomes aware of an Interest or comes into concert with another per-son (other than the Company or another party to this agreement) after the date of this Note and prior to the termination of this Note, it shall notify the other party and, in the event that an obligation of disclosure arises for any party as a result, then the parties shall work cooperatively to make the required disclosure;

(h)        it is not entering into this Note with a view toward profiting from the knowledge that an offer to acquire control of Scorpio North or Scorpio South may arise in the future.

(i)         except as contemplated by this Note, neither the Holder nor any of its affiliates, directly or indirectly (i) owns any securities or direct or indirect rights or options to acquire any securities of, or other interest (including any security interest) in Scorpio North or Scorpio South or (ii) has any written or oral understanding or arrangement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Scorpio North or Scorpio South; and

(j)         except this Note and any agreements contemplated herein, neither the Holder nor any of its affiliates has entered into, directly or indirectly, any agreements, arrangements or understandings with any person (other than any agreements, arrangements or understandings between the Holder and its advisors and consultants) with respect to its participation in the Company.

(k)         The Holder understands that (i) the Note has not been registered under the US Securities Act of 1933 as amended (the “Securities Act”), (ii) the Holder is a “qualified institutional buyer” or “accredited investor” as defined in the rules of the Securities Act, and (iii) is purchasing the Note for investment and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

Section 6.03       Representations and Warranties of Cancer.  Cancer hereby represents and warrants to the Company and the Holder that:

(a)         it has all corporate or, if applicable, other entity power and authority to execute, deliver and perform this Note and the provisions set out herein;

(b)        the execution, delivery and performance of this Note and the provisions set out herein have been duly and validly authorized and approved by all necessary corporate or, if applicable, other entity action of Cancer, and no other proceedings or actions are necessary therefor;

(c)         this Note has been duly and validly executed and delivered by Cancer and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity;

(d)        assuming the accuracy of the representations of the Holder and the Company, the execution, delivery and performance of this Note and the provisions set out herein do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority by Cancer or its affiliates, except such filings as may be required under the securities and takeover laws of the United Kingdom, Australia and/or the United States;

(e)         the execution, delivery and performance of this Note and the provisions set out herein do not and will not (i) violate any organizational documents of Cancer or its affiliates, (ii) violate any law or judgment, order or decree of any governmental authority applicable to Cancer or its affiliates, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which Cancer or its affiliates is a party;

(f)         neither Cancer nor its affiliates nor any person with whom it could be regarded as acting in concert (within the meaning of the City Code) has any interest in securities (as defined in the City Code) in any Interests;

(g)        if it becomes aware of an Interest or comes into concert with another per-son (other than the Company or another party to this agreement) after the date of this Note and prior to the termination of this Note, it shall notify the other party and, in the event that an obligation of disclosure arises for any party as a result, then the parties shall work cooperatively to make the required disclosure;

(a)        except as contemplated by this Note, neither Cancer nor any of its affiliates, directly or indirectly (i) owns any securities or direct or indirect rights or options to acquire any securities of, or other interest (including any security interest) in Scorpio North or Scorpio South or (ii) has any written or oral understanding or arrangement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Scorpio North or Scorpio South; and

(b)        except this Note and any agreements contemplated herein, neither Cancer nor any of its affiliates has entered into, directly or indirectly, any agreements, arrangements or understandings with any person (other than any agreements, arrangements or understandings between Cancer and its advisors and consultants) with respect to its participation in the Company.

ARTICLE 7.

CONVERSION

Section 7.01        Conversion.

(a)         The Holder of this Note shall have the right to convert this Note, in whole or in part (to such extent as the Holder may specify in any notice of conversion), at any time and from time to time on or prior to the Close of Business on the Business Day immediately preceding the Maturity Date, following the receipt by the Holder of any requisite regulatory approvals.

(b)        If the Holder surrenders all or a portion of this Note for conversion:

(i)    the Holder will receive a number of shares of the Company equal to (x) a number of shares that bears the same relation to the number of shares of the Company held by all Persons, including the Holder, taking into account such issuance of shares on conversion, as does the dollar amount of the Holder’s total debt and equity investment and loans to the Company to the dollar amount of all debt and equity investment and loans to the Company multiplied by (y) a fraction equal to the outstanding principal amount of this Note being converted divided by the original principal amount of this Note; and

(ii)   the unpaid principal amount of this Note will be reduced so that such unpaid principal amount of this Note equals an amount equal to the sum of (x) an amount that bears the same relation to the total amount of debt of the Company (after giving effect to the reduction in debt effected by the conversion of all or a portion of the principal amount of this Note) as the number of shares of the Company issued to the Holder pursuant to (i) above (in respect of such conversion and any prior conversions) bears to the total number of shares of the Company held by the Holder and all other Persons and (y) any portion of the unpaid principal amount of this Note that shall not have been converted.

(c)        For purposes of the above and the below, it is assumed that there are no shareholders or equityholders of the Company other than the Holder and Cancer.

(d)        At any time, at the written election of the Holder, the Holder shall be permitted to increase the number of shares of the Company which the Holder would acquire on full conversion of this Note up to a maximum of 25% of the outstanding shares of the Company.  To achieve the foregoing, the Holder may elect to increase the outstanding principal amount of this Note or acquire shares of the Company directly (or from Cancer), in each case with tandem payment to Cancer for the dilution.  Such transaction shall be completed 30 calendar days following written notice from the Holder electing the foregoing and specifying the means by which the increase shall be achieved.  In the event that Cancer elects to use the proceeds to acquire additional Scorpio North shares and foregoes its right to payment, the percentages shall be calculated giving effect to such acquisition of additional Scorpio North shares.

ARTICLE 8.

MISCELLANEOUS

Section 8.01           Notices.  Any notice or communication to the Company or the Holder will be deemed given if in writing (i) when delivered in person or (ii) when receipt is confirmed, if sent by email or facsimile transmission.  In each case the notice or communication should be addressed as set forth on the signature page hereto.  The Company or the Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 8.02           Limitation on Actions by the Holder.  The Holder agrees that, except as contemplated hereby or as may be agreed by Cancer, for a period beginning on the date hereof and ending at the time when the Note is no longer outstanding, neither the Holder nor any of its affiliates will in any manner, directly or indirectly, without the prior written consent of Cancer: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire or derivatives in respect of any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Scorpio or any of its subsidiaries or controlled affiliates, (B) any tender or exchange offer, merger or other business combination involving Scorpio or any of its subsidiaries or controlled affiliates or assets of Scorpio or any of its subsidiaries or controlled affiliates constituting a significant portion of the consolidated assets of Scorpio or any of its subsidiaries or controlled affiliates, (C) any recapitalization, restructuring, liquidation, dissolution or extraordinary transaction with respect to Scorpio or any of its subsidiaries or controlled affiliates, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities of Scorpio or any of its controlled affiliates; (ii) form, join or in any way participate in a “group” as defined under Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended) with respect to Scorpio or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the board of directors or policies of Scorpio; (iv) take any action which would or would reasonably be expected to force Scorpio to make a public announcement regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangement with any third party with respect to any of the foregoing; or (vi) take any action that might restrict or limit the terms upon which the Company might undertake an offer for Scorpio at any time in the future.

Section 8.03           Other Deliveries.  Simultaneously with the execution and delivery of this Note, the Company has delivered to the Holder opinions of borrower’s counsel and an officer’s certificate, each in customary form for borrowers in similar circumstances.

Section 8.04           Governing Law.  THE LAWS OF ENGLAND SHALL GOVERN THIS NOTE.

Section 8.05           Successors and Assigns.  The Holder shall not transfer this Note or any interest therein other than to an affiliate of the Holder.  The Company shall not transfer its rights or obligations under this Note without the written consent of the Holder.  This Note shall be binding upon the Holder and the Company and their respective permitted successors and assigns

Section 8.06           Separability.  In case any provision in this Note is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 8.07           Amendment; Waiver.  No failure or delay on the part of the Holder in exercising any power or right hereunder, and no course of dealing between the Company and the Holder of this Note, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No modification or waiver of any provision of this Note nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and executed by the Holder.  Any such amendment or waiver shall be binding upon the Holder, the Company and their respective successors and permitted assigns.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.  No amendment to, or modification of, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the Company and the Holder.  No waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and executed and delivered by the party from whom such waiver or consent is sought.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the date first written above.

SHINING PROSPECT PTE. LTD
as Issuer (the Company)

By:	/s/ ZHAO ZHENGANG
Name: Zhao Zhengang
Title: Director

By:	/s/ WANG WENFU
Name: Wang Wenfu
Title: Director

Address:

ALCOA, INC.
as Holder

By:	/s/ BARBARA JEREMIAH
Name: Barbara Jeremiah
Title: Executive Vice President

Address: